Exhibit 4.4

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED STOCKHOLDER’S AGREEMENT

AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED STOCKHOLDER’S AGREEMENT (this “Amendment”), dated as of November 10, 2008, between Ecolab Inc., a Delaware corporation (the “Company”) and Henkel AG & Co. KGaA (f/k/a Henkel Kommanditgesellschaft auf Aktien), organized under the laws of the Federal Republic of Germany (the “Stockholder”).

WHEREAS, the Company and the Stockholder are party to that certain Second Amended and Restated Stockholder’s Agreement, dated as of November 30, 2001, between the Company and the Stockholder (the “Stockholder’s Agreement”) (capitalized terms used herein and not defined herein shall have the respective meanings set forth in the Stockholder’s Agreement); and

WHEREAS, simultaneously with the execution of this Amendment, the Company, the Stockholder and Henkel Corporation, a Delaware corporation (“Henkel Corp.,” and, together with the Stockholder, the “Selling Stockholders”) have executed that certain Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Selling Stockholders agree to sell, and the Company agrees to purchase, shares of Common Stock held by the Selling Stockholders as set forth in the Purchase Agreement; and

WHEREAS, the Company and the Stockholder desire to amend certain provisions of the Stockholder’s Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Purchase Agreement, the parties hereto agree as follows:

1.                                       Amendment of Section 5(a).  Section 5(a) of the Stockholder’s Agreement is hereby amended by (1) deleting the word “or” at the end of Section 5(a)(viii), (2) deleting the period at the end of Section 5(a)(ix) and substituting in lieu therefor “; or” and (3) adding the following new Section 5(a)(x) after Section 5(a)(ix):

                                                “(x) pursuant to an underwritten public offering under the Securities Act (the “First Offering”); and, in the event that the Stockholder and its Affiliates do not sell all of their shares of Common Stock in the First Offering, pursuant to a second underwritten public offering under the Securities Act (the “Second Offering,” and, together with the First Offering, the “Amendment Offerings”); provided, however, that:

(A) (1) each Amendment Offering will be made in accordance with the terms for registration rights attached hereto as Exhibit A, (2) the managing underwriters of such offering will agree to effect the sale of the shares of Common Stock owned by the Stockholder and its Affiliates in a manner which will result in a broad distribution thereof and (3) the Stockholder will use all reasonable efforts to insure that no sales of shares of Common Stock owned by the Stockholder or its Affiliates are made to any Prohibited Holder (other than to underwriters or any selected dealers for the purpose of effecting such broad distribution), except as permitted by Section 5(a)(x)(B) hereof;

(B) prior to (1) the First Offering and (2) the Second Offering, if applicable, the Stockholder and the Company shall mutually agree in writing upon a list of Third Persons, each of whom may purchase shares of Common Stock owned by the Stockholder and its Affiliates in such offering so long as such Third Person (considered together with such Third Person’s Affiliates or any group such Third Person may be a member of) will not beneficially own in the aggregate more than five percent (5%) of the outstanding Voting Securities after such purchase (the “5% Purchasers”);

(C) the Stockholder will, and will cause each of its Affiliates to, use reasonable efforts to sell all of the shares of Common Stock owned by the Stockholder and its Affiliates in the First Offering (subject to reserving shares to the extent needed for any over-allotment option in connection with the First Offering), subject to market conditions and the Stockholder’s right to withdraw the offering if the price is not acceptable in the Stockholder’s reasonable judgment, provided, that the Stockholder and its Affiliates may not sell any shares of Common Stock in the First Offering unless at least 43,700,000 shares of Common Stock are sold in the First Offering to the underwriters, and further provided, that if the First Offering is not completed for any reason, the Stockholder and its Affiliates may not sell any shares of Common Stock in the Second Offering unless at least 43,700,000 shares of Common Stock are sold in the Second Offering to the underwriters;

(D) the Stockholder will, and will cause each of its Affiliates to, deliver the shares of Common Stock owned by the Stockholder and its Affiliates for each Amendment Offering to the underwriters for such offering on a single date and no Amendment Offering may constitute a continuous offering under the Securities Act;

(E) for each Amendment Offering, the Stockholder will supply the underwriters with an over-allotment option of at least ten percent (10%) of the shares of Common Stock owned by the Stockholder and its Affiliates upon the commencement of such Amendment Offering; and

(F) in the event that the Stockholder terminates any Amendment Offering for any reason, the obligations of the Company under this Section 5(a)(x) with respect to such Amendment Offering shall be deemed satisfied and shall not extend to any additional offerings beyond the two Amendment Offerings provided for in this Section 5(a)(x).”

                                                                                                2.                                       Amendment of Section 5(c).  The final sentence of Section 5(c) of the Stockholder’s Agreement is hereby amended to read in its entirety as follows: “Transfers pursuant to Sections 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv) only as to the number of shares of Common Stock owned by the Stockholder and its Affiliates equal to the number of shares of Common Stock in any over-allotment option granted to the underwriters in the most recent Amendment Offering that were not purchased by such underwriters, 5(a)(viii) and 5(a)(x) hereof are not subject to the provisions of this Section 5(c).”

3.                                       Amendment of Section 7.  Section 7, clause (i) of the second paragraph of the Stockholder’s Agreement is hereby amended to read in its entirety as follows: “terminate the stop transfer instructions and remove the legend in connection with transfers pursuant to Sections 5(a)(iv)(A), 5(a)(vi) and 5(a)(x) of this Agreement,”.

4.                                       Amendment of Exhibit A.

                                                (a)                                  Exhibit A of the Stockholder’s Agreement is hereby amended by adding the following sentences at the end of Section 2:

                                                “Each Amendment Offering, including any Amendment Offering that the Stockholder terminates for any reason, shall constitute one request for registration by the Stockholder for the purposes of this Section 2.  The First Offering shall be deemed to commence upon the filing of the registration statement relating to the First Offering.  The Second Offering shall be deemed to commence upon the Company receiving from the Stockholder written notice of the Stockholder’s intent to initiate the Second Offering.  For each Amendment Offering, the underwriting group will consist of five (5) investment banks, three (3) at bookrunner level and two (2) at co-manager level; the Stockholder will select two (2) bookrunners and one (1) co-manager, and the Company will select one (1) bookrunner and one (1) co-manager. The Stockholder will select the stabilization agent, if any, for each Amendment Offering.”

                                                (b)                                 Exhibit A of the Stockholder’s Agreement is hereby further amended by adding the following sentence at the end of Section 5:

                                                “The Stockholder will bear all out-of-pocket expenses incurred by the Company related to the road shows for the Amendment Offerings, including the use of private aircraft.”

                                                (c)                                  Exhibit A of the Stockholder’s Agreement is hereby further amended by adding the following new sentence after Section 6(c):

                                                “In connection with any Amendment Offering, the Company agrees to make members of senior management of the Company available to participate in a road show, on a schedule mutually agreeable to the Stockholder and the Company.”

5.                                       Interpretation. Except as set forth in this Amendment, the provisions of the Stockholder’s Agreement shall remain in full force and effect.

6.                                       Expiration. This Amendment shall expire at 5:00 p.m. Eastern time on the date that is eighteen (18) months after the date on which the registration statement for the First Offering is declared or otherwise becomes effective and the Stockholder’s Agreement (in the form existing prior to this Amendment and to the extent not terminated in accordance with the terms thereof) shall remain in full force and effect and shall be otherwise unaffected thereby.

7.                                       Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures shall constitute original signatures.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

ECOLAB INC.

By:	/s/ Steven L. Fritze
Name: Steven L. Fritze
Its: Chief Financial Officer

HENKEL AG & CO. KGAA

By:	/s/ Thomas Gerd Kühn
Name: Thomas Gerd Kühn
Its: General Counsel

By:	/s/ Heinz Nicolas
Name: Heinz Nicolas
Its: Senior Corporate Counsel